Exhibit 99.1

News Release
Sunoco LP Announces Revised Capital Guidance and Provides an Operational Update

DALLAS, March 24, 2020 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today provided revised capital guidance and an operational update in response to the COVID-19 pandemic.

“Our products are critical to United States infrastructure and SUN is committed to responding with actions that will ensure that there is continuity of supply,” said Joe Kim, CEO of Sunoco LP. “Furthermore, the Partnership is undertaking immediate action to ensure continued financial stability.”

SUN is taking the following proactive measures:

•	Reduce full year 2020 growth capital expenditures to approximately $75 million from its previous guidance of approximately $130 million, a decrease of over 40%

•	Reduce full year 2020 maintenance capital expenditures to $30 million from its previous guidance of $45 million, a decrease of over 30%

•	Reduce operating costs, particularly targeting general and administrative and other operating expenses

•	Maintain ample liquidity under its $1.5 billion revolving credit facility that matures in July 2023. The Partnership has no debt maturities prior to 2023

•	Take appropriate actions to maintain a safe working environment for its employees and partners

•	Enact policies and prepare contingency plans to support business and supply chain continuity

SUN plans to provide a more comprehensive update as part of its first quarter earnings release in May.

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer Operating, L.P., a wholly owned subsidiary of Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.SunocoLP.com

Contacts

Investors:
Scott Grischow, Vice President - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA, Manager - Investor Relations, Growth and Strategy
(214) 840-5553, derek.rabe@sunoco.com

Media:
Alexis Daniel, Manager - Communications
(214) 981-0739, alexis.daniel@sunoco.com